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                                                               Exhibit 99(a)(30)

                             THE MUNDER FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

     THE MUNDER FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: In accordance with procedures established in the Corporation's Charter, the Board of Directors of the Corporation, by resolution dated February 11, 2003, the Corporation, pursuant to Section 2-208 of Maryland General Corporate Law, did duly approve (i) the forms of Agreement and Plan of Reorganization and Redomiciliation (each a "Plan" and together, the "Plans") of the Funds of the Corporation setting forth the terms and conditions of the proposed transfer of the assets and liabilities of each series of each Fund to the corresponding series of Munder Series Trust, a Delaware statutory trust, all as set forth in the Plans ("Redomiciliation"), subject to shareholder approval;
(ii) amendments to the fundamental investment policies of each series of the Funds, subject to shareholder approval; and (iii) the fundamental investment objectives of the Multi-Season Growth Fund and the Real Estate Equity Investment Fund be reclassified as non-fundamental investment objectives, subject to shareholder approval; and further

     Whereas, on April 28, 2003, the shareholders of all of the Funds of the Corporation except for the Munder Future Technology Fund, Munder Micro-Cap Equity Fund, Munder NetNet Fund and Munder Power Plus Fund approved the Redomiciliation, the amendments to the fundamental investment policies and the reclassification of the investment objectives of the Munder Multi-Season Growth Fund and Munder Real Estate Equity Investment Fund as non-fundamental; and further

     In accordance with procedures established in the Corporation's Charter, the Board of Directors of the Corporation, by resolution dated May 20, 2003, the Corporation, pursuant to Section 2-208 of Maryland General Corporate Law, did duly reclassify shares of all of the Funds of the Corporation except for the Munder Future Technology Fund, Munder Micro-Cap Equity Fund, Munder NetNet Fund and Munder Power Plus Fund, effective as of the close of business on June 13, 2003, as follows:

                                               Reclassified Shares by Class
                                            ---------------------------------
Name of Series                               A     B     Y     C     K     II
-----------------------------------------   ---   ---   ---   ---   ---   ---
Munder Multi-Season Growth Fund              0     0     0     0     0    N/A
Munder Real Estate Equity Investment Fund    0     0     0     0     0    N/A
Munder International Bond Fund               0     0     0     0     0    N/A
Munder Small-Cap Value Fund                  0     0     0     0     0    N/A
Munder MidCap Select Fund                    0     0     0     0     0     0

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;and further

     SECOND: The shares of the Corporation authorized and reclassified pursuant to Article First of these Articles Supplementary have been so reclassified by the Board of Directors under the authority contained in the Charter of the Corporation. The number of shares of capital stock of the various classes that the Corporation has authority to issue has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     THIRD: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the Corporation had the authority to issue six billion, three hundred million (6,300,000,000) shares of Common Stock of the par value of $0.01 per share and having an aggregate par value of sixty three million dollars ($63,000,000), of which the Board of Directors one billion seven hundred and thirty million (1,730,000,000) (including shares previously designated) shares into Series and classified the shares of each Series as follows:

                          Previously Classified Shares

                                                        Authorized
                                               Shares by Class (in millions)
                                            -----------------------------------
Name of Series                                A      B     Y     C     K     II
-----------------------------------------   ----   ----   ---   ---   ---   ---
Munder Multi-Season Growth Fund               10     60    50    10    50   N/A
Munder Real Estate Equity Investment Fund     10     50    10    10    10   N/A
Munder International Bond Fund                20     40    20    10    10   N/A
Munder Micro-Cap Equity Fund                  10     15    10    10    10   N/A
Munder Small-Cap Value Fund                   10     15    10    10    10   N/A
Munder MidCap Select Fund                    3.4    3.3    20   3.3    20    10
Munder NetNet Fund                           115    115    65    80    25   N/A
Munder Future Technology Fund                110    110    65   N/A    25    80
Munder Power Plus Fund                       115    115    65   N/A    25    80

     As amended hereby, the Corporation's Articles of Incorporation authorize the issuance of six billion, three hundred million (6,300,000,000) shares of Common Stock of the par value of $0.01 per share and having an aggregate par value of sixty three million ($63,000,000), of which the Board of Directors has designated one billion, two hundred and forty five million (including 1,730,000,000 shares previously designated) shares into Series and classified the shares of each series as follows:

                        Current Classification of Shares

                                                      Authorized
                                             Shares by Class (in millions)
                                            -------------------------------
Name of Series                               A     B     Y    C    K     II
-----------------------------------------   ---   ---   --   ---   --   ---
Munder Future Technology Fund               110   110   65   N/A   25    80
Munder Micro-Cap Equity Fund                 10    15   10    10   10   N/A

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                                                      Authorized
                                             Shares by Class (in millions)
                                            -------------------------------
Name of Series                               A     B    Y     C     K    II
-----------------------------------------   ---   ---   --   ---   --   ---
Munder NetNet Fund                          115   115   65    80   25   N/A
Munder Power Plus Fund                      115   115   65   N/A   25    80

     FOURTH: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the various classes of shares shall be as set forth in the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to shares of the Corporation generally, and those set forth as follows:

     (a) The assets of each Class of a Series shall be invested in the same investment portfolio of the Corporation.

     (b) The dividends and distributions of investment income and capital gains with respect to each class of shares shall be in such amount as may be declared from time to time by the Board of Directors, and the dividends and distributions of each class of shares may vary from the dividends and distributions of the other classes of shares to reflect differing allocations of the expenses of the Corporation among the holders of each class and any resultant differences between the net asset value per share of each class, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner it deems appropriate.

     (c) Class A shares of each Series and Class II shares of each Series (including fractional shares) may be subject to an initial sales charge pursuant to the terms of the issuance of such shares.

     (d) The proceeds of the redemption of Class B shares, Class C shares and Class II shares of each Series (including fractional shares) may be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of the issuance of such shares. A contingent deferred sales charge applies to redemptions of Class A shares within one year of investment that were purchased with no initial sales charge as part of an investment of one million dollars or more. Effective January 1, 2002, the proceeds of a redemption made within 60 days of the purchase of Class A shares, Class B shares, Class C shares and Class II shares of each Series (including fractional shares) may be reduced by the amount of a short-term trading fee payable upon redemption based on net assets at the time of redemption.

     (e) The holders of Class A shares, Class B shares, Class C shares, Class II shares and Class K shares of each Series shall have (i) exclusive voting rights with respect to provisions of any service plan or service and distribution plan adopted by the

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          Corporation pursuant to Rule 12b-1 under the Investment Company Act of
          1940 (a "Plan") applicable to the respective class of the respective Series and (ii) no voting rights with respect to the provisions of any Plan applicable to any other class or Series of shares or with regard to any other matter submitted to a vote of shareholders which does not affect holders of that respective class of the respective Series of shares.

     (f) (1) Each Class B share of each Series purchased before November 8, 2000 (or Class B shares of a Series received by a shareholder on or after November 8, 2000 in exchange for Class B Share of another Series purchased by the shareholder prior to November 8,
               2000) other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, will automatically convert, and without any action or choice on the part of the holder thereof, into Class A shares of that Series on the first business day of the month in which the sixth (6th) anniversary of the date of the original purchases of such Class B shares occurs (the "Conversion Date"). Each Class B share of each Series purchased on or after November 8, 2000 but prior to June 16, 2003, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, will automatically convert, and without any action or choice on the part of the holder thereof, into Class A shares of that Series on the first business day of the month in which the eighth (8th) anniversary of the issuance of such Class B shares occurs (also, the "Conversion Date"). Each Class B share of each Series purchased on or after June 16, 2003, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, will automatically convert, and without any action or choice on the part of the holder thereof, into Class A shares of that Series on the first business day of the month following the eighth (8th) anniversary of the issuance of such Class B shares (also, the "Conversion Date"). With respect to Class B shares issued in an exchange or series of exchanges for shares of capital stock of another investment company or class or series thereof registered under the Investment Company Act of 1940 pursuant to an exchange privilege granted by the Corporation, the date of issuance of the Class B shares for purposes of the immediately preceding two sentences shall be the date of issuance of the original shares of capital stock.

          (2) Each Class B share of a Series purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares shall be segregated in a separate sub-account. Each time any Class B shares in a shareholder's Fund account (other than those in the sub-account) convert to Class A shares, an equal pro rata portion of the Class B shares then in the sub-account shall also convert automatically to Class A shares without any action or choice on the part of the holder thereof. The portion shall be determined by the ratio that the shareholder's Class B shares of a Series converting to Class A shares bears to the shareholder's total Class B shares of that Series not acquired through dividends and distributions.

          (3) The conversion of Class B shares to Class A shares is subject to the continuing availability of an opinion of counsel or a ruling of the Internal Revenue Service that

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               payment of different dividends on Class A and Class B shares does not result in the Corporation's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended, and that the conversion of shares does not constitute a taxable event under federal income tax law.

          (4) The number of Class A shares of a Series into which a share of Class B shares is converted pursuant to paragraphs (f)(1) and
               (f)(2) hereof shall equal the number (including for this purpose fractions of shares) obtained by dividing the net asset value per share of the Class B shares of the Series (for purposes of sales and redemptions thereof on the Conversion Date) by the net asset value per share of the Class A shares of the Series (for purposes of sales and redemptions thereof on the Conversion Date).

          (5) On the Conversion Date, the Class B shares of a Series converted into Class A shares will cease to accrue dividends and will no longer be deemed outstanding and the rights of the holders thereof (except the right to receive (i) the number of Class A shares into which the Class B shares have been converted and (ii) declared but unpaid dividends to the Conversion Date) will cease. Certificates representing Class A shares resulting from the conversion need not be issued until certificates representing Class B shares converted, if issued, have been received by the Corporation or its agent duly endorsed for transfer.

     IN WITNESS WHEREOF, The Munder Funds, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: May 23, 2003

                                                THE MUNDER FUNDS, INC.

[CORPORATE SEAL]


                                                By: /s/ Stephen J. Shenkenberg
                                                    ----------------------------
                                                    Stephen J. Shenkenberg
                                                    Vice President and Secretary


Attest:


By: /s/ Melanie Mayo West
    --------------------------------
    Melanie Mayo West
    Assistant Secretary

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